Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000
The Sherwin-Williams Company Reports 2024 Third Quarter Financial Results
CLEVELAND, October 22, 2024 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter ended September 30, 2024. All comparisons are to the third quarter of the prior year, unless otherwise noted.
SUMMARY
•Consolidated net sales increased 0.7% in the quarter to $6.16 billion
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months increased 2.2% in the quarter
•Diluted net income per share increased 7.8% to $3.18 per share in the quarter compared to $2.95 per share in the third quarter 2023
◦Adjusted diluted net income per share increased 5.3% to $3.37 per share in the quarter compared to $3.20 per share in the third quarter 2023
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the quarter increased 1.2% to $1.28 billion, or 20.8% of net sales
•Reaffirming full year 2024 diluted net income per share guidance in the range of $10.30 to $10.60 per share, including acquisition-related amortization expense of $0.80 per share
◦Reaffirming full year 2024 adjusted diluted net income per share guidance in the range of $11.10 to $11.40 per share
CEO REMARKS
“Sherwin-Williams grew sales, expanded gross margin, and increased EBITDA and adjusted diluted net income per share despite continued choppiness in the demand environment,” said President and Chief Executive Officer, Heidi G. Petz. “Strong cash generation in the quarter enabled us to return $631 million to our shareholders through dividends and share repurchases. We also chose to invest ahead of the curve in the quarter, given the unprecedented long-term opportunities that continue to emerge from an increasingly uncertain competitive landscape. We are highly confident these current near-term investments in stores, sales and technical reps, expanded services and digital capabilities will help generate sustained and profitable above-market growth. We expect SG&A to moderate sequentially, resulting in a low to mid-single digit increase for the second half as anticipated.
“In Paint Stores Group, growth was led by a high-single digit increase in protective & marine. Our prior investments in residential repaint continued to drive mid-single digit growth in a down market. New residential grew at a similar rate as anticipated. The Group also announced a 5% price increase effective January 6, 2025. Sales in our Consumer Brands Group declined driven by continued softness in the North American DIY market. In Performance Coatings Group, our Packaging business grew by a high-single digit percentage and continued to regain share. We also delivered growth in our Coil and Industrial Wood businesses.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
	2024	2023	$ Change	% Change
Net sales	$6,162.5	$6,116.7	$45.8	0.7%
Income before income taxes	$1,022.8	$1,009.0	$13.8	1.4%
As a % of net sales	16.6%	16.5%
Net income per share - diluted	$3.18	$2.95	$0.23	7.8%
Adjusted net income per share - diluted	$3.37	$3.20	$0.17	5.3%
Consolidated Net sales increased primarily due to higher sales in the Paint Stores Group and the impact from the acquisition in 2023. These increases were partially offset by lower sales in the Consumer Brands and Performance Coatings Groups as well as approximately 1.0% unfavorable foreign currency translation.
Income before income taxes increased primarily due to higher Net sales and lower provisions for environmental matters recorded in the Administrative function, partially offset by continued investments in the Paint Stores Group and digital technologies.
Diluted net income per share included a charge of $0.19 per share for acquisition-related amortization expense in both the third quarter of 2024 and 2023. In the third quarter of 2023, diluted net income per share also included a charge of $0.06 per share related to activities associated with the Company’s restructuring plan.
THIRD QUARTER SEGMENT RESULTS

Paint Stores Group (PSG)

	Three Months Ended September 30,
	2024	2023	$ Change	% Change
Net sales	$3,650.2	$3,537.1	$113.1	3.2%
Same-store sales change (1)	2.2%	3.0%
Segment profit	$895.9	$917.5	$(21.6)	(2.4)%
Reported segment margin	24.5%	25.9%
(1)    Same-store sales represents Net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to low-single digit sales volume growth and continued realization of higher selling prices implemented earlier in the year. Net sales increased in most professional customer end markets, led by protective and marine, residential repaint and new residential. PSG Segment profit decreased primarily due to increased costs to support higher sales and continued investments in long-term growth strategies, including higher employee-related costs, partially offset by higher Net sales.

Consumer Brands Group (CBG)

	Three Months Ended September 30,
	2024	2023	$ Change	% Change
Net sales	$790.5	$854.8	$(64.3)	(7.5)%
Segment profit	$165.5	$101.6	$63.9	62.9%
Reported segment margin	20.9%	11.9%
Adjusted segment profit (1)	$181.4	$117.6	$63.8	54.3%
Adjusted segment margin	22.9%	13.8%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense. In CBG, Valspar acquisition-related amortization expense was $15.9 million and $16.0 million in the third quarter of 2024 and 2023, respectively.

Net sales in CBG decreased primarily as a result of soft DIY demand in North America and an approximate 4% impact from unfavorable foreign currency translation driven by Latin America. CBG Segment profit increased primarily due to higher fixed cost absorption in the manufacturing and distribution operations within the segment and effective cost control, partially offset by lower Net sales. Acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 200 basis points in the third quarter of 2024 compared to 190 basis points in the third quarter of 2023.

Performance Coatings Group (PCG)

	Three Months Ended September 30,
	2024	2023	$ Change	% Change
Net sales	$1,720.0	$1,724.2	$(4.2)	(0.2)%
Segment profit	$259.7	$279.7	$(20.0)	(7.2)%
Reported segment margin	15.1%	16.2%
Adjusted segment profit (1)	$308.9	$329.4	$(20.5)	(6.2)%
Adjusted segment margin	18.0%	19.1%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense. In PCG, Valspar acquisition-related amortization expense was $49.2 million and $49.7 million in the third quarter of 2024 and 2023, respectively.
Net sales in PCG were effectively flat as a result of sales volume growth, inclusive of the acquisition in 2023, being fully offset by unfavorable foreign currency translation. Performance was led by Packaging, which increased in all regions, Coil and Industrial Wood. PCG Segment profit decreased primarily as a result of lower sales in North America and unfavorable foreign currency related impacts. Acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 290 basis points in the third quarter of 2024 and 2023.
LIQUIDITY AND CASH FLOW
The Company generated $2.22 billion in Net operating cash and returned cash of $1.97 billion to our shareholders in the form of dividends and repurchases of 4.4 million shares of its common stock during the first nine months of 2024. At September 30, 2024, the Company had remaining authorization to purchase 35.3 million shares of its common stock through open market purchases.
2024 GUIDANCE

	Fourth Quarter	Full Year
	2024	2024
Net sales	Flat to up low-single digit %	Flat to up low-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.30	-	$10.60
Adjusted diluted net income per share (1)		$11.10	-	$11.40
(1)    Excludes $0.80 per share of acquisition-related amortization expense.

“In what remains a tough macroeconomic environment, our strategy continues to be providing our customers with differentiated solutions that make them more productive and profitable,” said Ms. Petz. “We are confident the growth and efficiency investments we have made will enable us to continue outperforming the market. Our team is focused, determined and experienced, and we will continue to aggressively pursue above market growth while controlling what we can control.
“In our pro architectural business, demand remains variable by end market, with no impact to date from recent interest rate cuts. North American DIY demand remains weak driven by inflation and higher consumer debt levels. In our industrial businesses, demand remains choppy by end market and region. Against this backdrop, we expect fourth quarter 2024 consolidated net sales to be flat to up a low-single digit percentage compared to the fourth quarter of 2023.
“We are maintaining our previous full year earnings guidance, recognizing the current range is wider than typical entering a fourth quarter. This range accounts for several variables that are hard to forecast precisely, including demand related to recovery from hurricanes Helene and Milton, and the potential for extended holiday shutdowns by industrial customers. Specifically, we expect full year 2024 sales to be flat to up a low-single digit percentage compared to full year 2023. We continue to guide to full year 2024 diluted net income per share of $10.30 to $10.60 per share, including acquisition-related amortization expense of $0.80 per share, compared to $9.25 per share in 2023. Our adjusted diluted net income per share guidance remains $11.10 to $11.40 per share, an increase of 8.7% at the mid-point compared to 2023.”
CONFERENCE CALL INFORMATION
The Company will host a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2024, at 10:00 a.m. EDT on Tuesday, October 22, 2024. Heidi G. Petz, Sherwin-Williams President and Chief Executive Officer, along with other senior executives, will participate on the call.
The conference call will be webcast simultaneously in listen only mode. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q3 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “estimate,” “project,” “plan,” “goal,” “target,” “potential,” “intend,” “aspire,” “strive,” “may,” “will,” “should,” “could,” “would,” “seek” or “anticipate” or the negative thereof or comparable words. Any statements that refer to expectations, projections or other characterizations of future events or conditions, are forward-looking statements. Forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of the Company and actual results may differ materially from such statements and from the Company’s historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business conditions, including the strength of retail and manufacturing economies and growth in the coatings industry; adverse changes in general economic conditions, including the inflationary environment, global credit markets, and currency fluctuations; any disruption in the availability of, or increases in the price of, raw material and energy supplies; disruptions in the supply chain; catastrophic events, adverse weather conditions and natural disasters; losses of or changes in our relationships with customers and suppliers; our ability to successfully integrate past and future acquisitions; risks and uncertainties associated with our expansion into and our operations in foreign markets; cybersecurity incidents and other disruptions to our information technology systems; our ability to attract, retain, develop and progress a qualified global workforce; our ability to execute on our business strategies related to sustainability matters, and achieve related expectations; damage to our business, reputation, image or brands due to negative publicity; our ability to protect or enforce our material trademarks and other intellectual property rights; our ability to comply with numerous and evolving laws, rules and regulations; adverse changes to our tax positions; increasingly stringent domestic and foreign governmental regulations; inherent uncertainties involved in assessing our potential liability for environmental-related activities; other changes in governmental policies, laws and regulations; the nature, cost, quantity and outcome of pending and future litigation and other claims; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$6,162.5	$6,116.7	$17,801.3	$17,799.7
Cost of goods sold	3,135.0	3,200.5	9,179.4	9,590.3
Gross profit	3,027.5	2,916.2	8,621.9	8,209.4
Percent to net sales	49.1%	47.7%	48.4%	46.1%
Selling, general and administrative expenses	1,893.7	1,756.5	5,539.2	5,209.5
Percent to net sales	30.7%	28.7%	31.1%	29.3%
Other general expense (income) - net	0.7	61.9	(30.9)	39.9
Impairment	—	—	—	34.0
Interest expense	103.4	101.9	317.2	322.9
Interest income	(2.6)	(5.1)	(9.6)	(15.8)
Other expense (income) - net	9.5	(8.0)	(30.2)	(17.0)
Income before income taxes	1,022.8	1,009.0	2,836.2	2,635.9
Income taxes	216.6	247.5	634.9	603.3
Net income	$806.2	$761.5	$2,201.3	$2,032.6

Net income per common share:
Basic	$3.22	$2.98	$8.76	$7.94
Diluted	$3.18	$2.95	$8.65	$7.85

Weighted average shares outstanding:
Basic	250.6	255.1	251.4	255.9
Diluted	253.9	258.4	254.6	258.8

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2024		2023
	Net	Segment	Net	Segment
	Sales	Profit (Loss)	Sales	Profit (Loss)
Three Months Ended September 30:
Paint Stores Group	$3,650.2	$895.9	$3,537.1	$917.5
Consumer Brands Group	790.5	165.5	854.8	101.6
Performance Coatings Group	1,720.0	259.7	1,724.2	279.7
Administrative	1.8	(298.3)	0.6	(289.8)
Consolidated totals	$6,162.5	$1,022.8	$6,116.7	$1,009.0

Nine Months Ended September 30:
Paint Stores Group	$10,143.1	$2,296.2	$9,894.9	$2,293.5
Consumer Brands Group	2,445.8	523.3	2,673.3	305.7
Performance Coatings Group	5,208.3	798.9	5,228.9	771.3
Administrative	4.1	(782.2)	2.6	(734.6)
Consolidated totals	$17,801.3	$2,836.2	$17,799.7	$2,635.9

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$238.2	$503.4
Accounts receivable, net	2,973.4	2,940.9
Inventories	2,267.4	2,244.3
Other current assets	495.3	510.2
Total current assets	5,974.3	6,198.8
Property, plant and equipment, net	3,344.7	2,580.6
Goodwill	7,657.0	7,412.3
Intangible assets	3,656.9	3,824.0
Operating lease right-of-use assets	1,890.0	1,874.7
Other assets	1,445.4	1,114.1
Total assets	$23,968.3	$23,004.5

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$915.5	$338.6
Accounts payable	2,537.7	2,424.8
Compensation and taxes withheld	726.0	768.3
Accrued taxes	214.5	379.8
Current portion of long-term debt	1,048.9	1,098.2
Current portion of operating lease liabilities	462.8	441.1
Other accruals	1,312.7	1,172.4
Total current liabilities	7,218.1	6,623.2
Long-term debt	8,175.3	8,499.2
Postretirement benefits other than pensions	133.2	139.3
Deferred income taxes	631.7	648.4
Long-term operating lease liabilities	1,496.5	1,502.9
Other long-term liabilities	2,157.4	1,811.5
Shareholders’ equity	4,156.1	3,780.0
Total liabilities and shareholders’ equity	$23,968.3	$23,004.5

Regulation G Reconciliations
Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company’s operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization and certain other adjustments. Valspar acquisition-related amortization expense is excluded from diluted net income per share due to its significance as a result of the purchase price assigned to finite-lived intangible assets at the date of acquisition and the related impact on underlying business performance and trends. While these intangible assets contribute to the Company’s revenue generation, the related revenue is not excluded. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ending
	Three Months Ended			Nine Months Ended			December 31, 2024
	September 30, 2024			September 30, 2024			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$3.18			$8.65	$10.30	$10.60

Acquisition-related amortization expense (2)	$.26	$.07	$.19	$.77	$.18	$.59	$.80	$.80

Adjusted diluted net income per share			$3.37			$9.24	$11.10	$11.40

	Three Months Ended			Nine Months Ended			Year Ended
	September 30, 2023			September 30, 2023			December 31, 2023
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$2.95			$7.85			$9.25

Items related to Restructuring Plan:
Severance and other	$—	$—	—	$.06	$.02	.04	$.06	$.02	.04
Impairment of assets related to China divestiture	—	—	—	.13	.08	.05	.13	.08	.05
Gain on divestiture of domestic aerosol business	—	—	—	(.08)	(.02)	(.06)	(.08)	(.02)	(.06)
Discrete income tax expense related to China divestiture (1)	—	(.06)	.06	—	(.06)	.06	—	(.06)	.06
Total	—	(.06)	.06	.11	.02	.09	.11	.02	.09

Impairment related to trademarks	—	—	—	—	—	—	.09	.02	.07
Devaluation of the Argentine Peso	—	—	—	—	—	—	.16	—	.16
Acquisition-related amortization expense (2)	.25	.06	.19	.78	.18	.60	1.03	.25	.78
Adjusted diluted net income per share			$3.20			$8.54			$10.35
(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense, which is included within Selling, general and administrative expenses, consists of the amortization of intangible assets related to the Valspar acquisition. These intangible assets are primarily customer relationships and intellectual property and are being amortized over their remaining useful lives.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments that management further believes enhances investors’ understanding of the Company’s operating performance. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income or Net operating cash as an indicator of operating performance or as a measure of liquidity. The following table reconciles Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2024	June 30, 2024	September 30, 2024	September 30, 2024
Net income	$505.2	$889.9	$806.2	$2,201.3
Interest expense	103.0	110.8	103.4	317.2
Income taxes	134.8	283.5	216.6	634.9
Depreciation	71.1	71.8	74.4	217.3
Amortization	82.1	81.5	81.2	244.8
EBITDA	$896.2	$1,437.5	$1,281.8	$3,615.5

	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2023	June 30, 2023	September 30, 2023	September 30, 2023
Net income	$477.4	$793.7	$761.5	$2,032.6
Interest expense	109.3	111.7	101.9	322.9
Income taxes	137.4	218.4	247.5	603.3
Depreciation	70.4	75.7	71.9	218.0
Amortization	83.7	83.0	83.5	250.2
EBITDA	$878.2	$1,282.5	$1,266.3	$3,427.0
Restructuring expense	0.9	8.7	—	9.6
Impairment of assets related to China divestiture	—	34.0	—	34.0
Gain on divestiture of domestic aerosol business	—	(20.1)	—	(20.1)
Adjusted EBITDA	$879.1	$1,305.1	$1,266.3	$3,450.5

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Depreciation	$74.4	$71.9	$217.3	$218.0
Capital expenditures	235.3	152.9	770.0	568.9
Cash dividends	182.5	155.6	543.6	468.4
Amortization of intangibles	81.2	83.5	244.8	250.2

Significant components of Other general expense (income) - net:
Provisions for environmental matters - net	$2.8	$39.4	$(7.7)	$52.7
Gain on divestiture of domestic aerosol business	—	—	—	(20.1)
(Gains) losses on sale or disposition of assets	(2.0)	12.7	(25.2)	(8.1)
Other	(0.1)	9.8	2.0	15.4

Significant components of Other expense (income) - net:
Net investment gains	$(1.9)	$(0.5)	$(10.8)	$(19.2)
Net expense from banking activities	3.6	3.1	11.3	10.9
Foreign currency transaction related losses - net	6.8	1.1	9.8	24.7
Other (1)	1.0	(11.7)	(40.5)	(33.4)

Store Count Data:
Paint Stores Group - net new stores	19	16	45	36
Paint Stores Group - total stores	4,739	4,660	4,739	4,660
Consumer Brands Group - net new stores	3	3	10	9
Consumer Brands Group - total stores	328	316	328	316
Performance Coatings Group - net new branches	—	(1)	2	1
Performance Coatings Group - total branches	324	318	324	318

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.